Exhibit 19.1

ICAHN ENTERPRISES L.P.

POLICIES AND PROCEDURES ON

CONFIDENTIALITY, NON-PUBLIC INFORMATION AND PERSONAL INVESTING

(INSIDER TRADING POLICY)

A.	INTRODUCTION

Icahn Enterprises L.P. (hereinafter “Icahn Enterprises”) and its affiliates (“Icahn Affiliates”) have a responsibility to abide by the laws and regulations proscribing insider trading and other misuse of material non-public information. Each of you, as officers, employees or directors of Icahn Enterprises or of Icahn Affiliates, shares this responsibility. Therefore, in order to ensure compliance with laws, protect our reputation and the reputation of our employees and to protect Icahn Enterprises, Icahn Affiliates and their employees from legal liability, Icahn Enterprises is codifying and issuing this policy to guide employees’ standard of conduct with respect to confidential information, personal trading and related matters. Icahn Enterprises is also reissuing and codifying certain procedures, detailed below, which must be followed in full, to ensure compliance with the policy (the “Policy Statement”). The aim of this Policy Statement is not only to assure compliance with the law, but also to prevent inadvertent violations or even the appearance of impropriety regarding the use or misuse of confidential proprietary information and other material non-public information, no matter how obtained. This Policy Statement applies to the following persons (each a “Covered Employee” and collectively, the “Covered Employees”): (i) all employees working at offices of Icahn Affiliates located at (a) 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160 and (b) 9017 S. Pecos Rd. Suite 4350, Henderson, NV 89074; and (ii) certain other senior employees, officers or directors of other Icahn Affiliates designated by the Chief Compliance Officer (which shall include, for the avoidance of doubt, each of the directors of Icahn Enterprises G.P. Inc.). In addition, there are certain more stringent rules that govern members of the Investment Team, the Legal Team and the IEP Team (as such terms are defined in the Icahn Enterprises L.P. Personal Investing Supplement attached hereto).

The obligations regarding deterrence of insider trading were made even more stringent by the Insider Trading and Securities Fraud Enforcement Act of 1988. That law, among other requirements, imposes expansive liability upon so-called “controlling persons”, i.e., employers whose employees come into possession of material non-public information about public companies, and who fail to take adequate steps to prevent insider trading. The law applicable to insider trading and improper use of material non-public information, among other consequences: (i) imposes severe financial penalties on persons engaged in illegal insider trading and controlling persons; (ii) imposes liability on a tipper for “tipping” material non-public information to a person who trades even if the tipper did not trade; (iii) establishes an explicit private right of action on behalf of “contemporaneous traders” against insider traders and their controlling persons; (iv) provides a bounty program allowing the Securities and Exchange Commission (“SEC”) to award payments to informants; and (v) provides for jail terms as well as monetary fines.

This Policy Statement imposes the following procedures:

1.Except as provided in the Icahn Enterprises L.P. Personal Investing Supplement, every Covered Employee must obtain clearance from the Chief Compliance Officer of Icahn

Enterprises (the “Chief Compliance Officer”), immediately prior to trading securities in any of his or her own “Personal” or “Related” securities accounts (as defined below), all as set forth in Part II.C below. Persons on the Investment Team, the Legal Team and the IEP Team are also subject to the restrictions, requirements and the pre-clearance provisions set forth on pages A-18 through A-20 under the caption “Icahn Enterprises L.P. Personal Investing Supplement.”

2.Every Covered Employee must fill out the attached form listing all of their Personal and Related securities accounts currently maintained, must provide updated information for any account changes during the course of the year (e.g., newly opened accounts or accounts closed), and must make arrangements to have trade confirmations and monthly account statements for all Personal and Related accounts sent to the Chief Compliance Officer.

3.Every Covered Employee must acknowledge and commit to observe this Policy Statement by signing the attached Insider Trading Policy Acknowledgement Form. Such Acknowledgement must be signed annually thereafter.

It is possible that the procedures and limitations contained in this document may be revised as the law evolves or our activities or practices change. At all times, every Covered Employee must carefully read and understand this Policy Statement and act in strict conformity with its requirements as currently in effect. The importance of this Policy Statement cannot be over-emphasized. This is your personal copy. You are expected to be familiar with its contents and to keep it in an appropriate place for easy reference. If you have any questions whatsoever regarding the meaning or application of any provision of this Policy Statement, do not hesitate to contact the Chief Compliance Officer. In addition, all breaches of this Policy must be reported immediately to the Chief Compliance Officer.

I.CONFIDENTIALITY AND MATERIAL NON-PUBLIC INFORMATION

A.Definition of Confidential and Material Non-Public Information

In general, information is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold a security. Information is likely material if it could affect the market price of the specific securities.1 Non-public information is any information that has not been disclosed generally to the investing public or otherwise publicly disseminated. One must be able to point to some fact or event to show that the information is generally public, such as inclusion in Icahn Enterprises’ reports filed with the SEC or the issuance of a press release or reference to the information in publications of general circulation in the United States securities market, such as The Wall Street Journal or The New York Times. Even after the Firm has released information by press release or SEC filing, at least two full business days must be allowed for the investing public to absorb and evaluate the information before you may trade in Covered Securities. It is irrelevant whether the

[1]

The term “security” is defined very broadly under the federal securities laws to include: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, investment contract, option on any security, or, in general, any interest or instrument commonly known as a “security”, or warrant or right to purchase any of the foregoing.

information is obtained or generated from outside or inside Icahn Enterprises or Icahn Affiliates and is not limited to matters involving publicly-traded securities.

Depending upon the circumstances, examples of material non-public information could include, but are not limited to, information about contemplated mergers or acquisitions, tender offers or exchange offers, proposed recapitalizations, impending bankruptcy, various business plans, proposed divestitures, sale or purchase of assets, extraordinary borrowing, plans for issuance or redemption of securities, forthcoming research reports, imminent block orders, pending government reports and statistics (e.g., the Consumer Price Index, money supply and retail sales figures, interest rate events, etc.), financial forecasts or projections (especially estimates of future earnings or losses), changes in dividend policies, changes in management, litigation-related information, cybersecurity incidents, significant products or discoveries, financial liquidity problems or other information about creditors or investors or creditworthiness of a company, fraud within a company, or the gain or loss of a substantial customer or supplier. This list is merely indicative of the types of information that could be material and is by no means exhaustive. It is important to note that material non-public information is not limited to information regarding Icahn Enterprises or Icahn Affiliates.

Information may be material, non-public information whether it relates directly to Icahn Enterprises or Icahn Affiliates, or to another company, and this policy covers information about any other company that you may learn, or otherwise posses, as a result of your employment. Information about one company may, in certain circumstances, be material with respect to a different company or its securities. It is important to keep in mind that material non-public information need not be something that has happened or definitely will happen; information that something is likely to happen, or even just that it may happen, may be considered material. Material non-public information may be positive or negative. Materiality determinations are often challenged with the benefit of hindsight and therefore any question about whether particular information is material should be resolved in favor of not trading.

This Policy Statement cannot possibly list all types of information that could be considered material non-public information, as materiality often depends upon the totality of the circumstances. Hence Icahn Enterprises’ Policy Statement does not specifically draw a line between legal and illegal practices under the laws governing the misuse of material non-public information, which is one of the most complex areas of the law. Rather, the Policy Statement is intended to establish policies and procedures to avoid even the appearance of impropriety.

It is important to note that the federal securities laws prohibit trading based on the mere fact that you possess or are aware of material non-public information; it is no excuse that your reasons for trading were not based on that information.

If material non-public information is inadvertently disclosed by any employee, officer or director, you should immediately report the facts to the Chief Compliance Officer so that the Firm may take appropriate remedial action.

B.Confidentiality Policy

Icahn Enterprises generates, maintains and possesses information that we view as proprietary. This information includes, but is not limited to: projections regarding our operating subsidiaries; limited partnership and limited liability company agreements; investment positions or contemplated positions; research analyses and trading strategies and plans; Fund performance; legal advice; investment and trading models; financial statements; agreements with third parties; computer access codes; and internal communications concerning the subjects covered by this sentence. Covered Employees may not use proprietary information for their own benefit or for the benefit of any party other than the Icahn Affiliates. Covered Employees may not disclose proprietary information to anyone outside the Icahn Affiliates, except: (i) in connection with the business of the Icahn Affiliates and in a manner consistent with the Icahn Affiliates’ interests (for the avoidance of doubt, disclosures approved by the Law Department or the Chairman of the Board of Icahn Enterprises L.P. are permitted); or (ii) as required by applicable law, regulation or legal process after notice to the Law Department (it being understood that disclosures that would be afforded “whistleblower protection” under Section 806 of the Sarbanes-Oxley Act of 2002, Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law are permitted and it is the Icahn Affiliates’ policy not to retaliate against Covered Employees making such disclosures). Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Icahn Affiliates, the Funds, and the Covered Employee who breached the confidence. Accordingly, Covered Employees are expected to abide by the following:

Never remove any proprietary information from the Icahn Affiliates’ premises, unless necessary for business purposes (and, if so, the information must be kept in the possession of the Covered Employee or in a secure place at all times and returned promptly to the Icahn Affiliates’ premises);

Exercise caution in displaying documents or discussing proprietary information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by the Icahn Affiliates; and

Exercise caution regarding proprietary information when using e-mail, cellular telephones, facsimile machines or messenger services.

No Covered Employee shall execute an agreement with any person that requires the Icahn Affiliates to maintain any third-party information as confidential without first obtaining the Law Department’s approval.

Icahn Enterprises’ restrictions on the use of proprietary information continue in effect after termination of an Employee’s employment with the Icahn Affiliates, unless specific written permission is obtained from the Icahn Affiliates. Any questions regarding the Icahn Affiliates’ policies and procedures on the use of proprietary information should be brought to the Law Department.

II.	POLICY AND RESTRICTIONS WITH RESPECT TO MATERIAL NON-PUBLIC INFORMATION; EMPLOYEE PRE-CLEARANCE AND REPORTING OBLIGATIONS

A.Definition of Personal and Related Accounts

The following policy and restrictions apply to Covered Employees trading for their own “Personal Accounts” and to trading by Covered Employees or “Related Persons” in “Related Accounts”.

•	Except as specifically excluded below, a “Personal Account” of a Covered Employee means any securities account of a Covered Employee.

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A “Related Person” of a Covered Employee means any individual that shares the same household of such Covered Employee. Except as specifically excluded below, a “Related Account” means: (i) any securities account of a Related Person; (ii) any other account subject to a Covered Employee’s discretion or control (e.g., custodial and trust accounts, etc.); and (iii) any other accounts in which the Covered Employee has a direct or indirect beneficial interest and ability to influence transactions (e.g., joint account, co-trustee accounts, partnerships, investment clubs, etc.).

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The definition of both Personal and Related Accounts includes brokerage accounts, IRA’s, 401(k)’s (other than accounts in 401(k) programs offered by Icahn Affiliates), Keogh accounts and all similar accounts in which self-directed securities transactions may be effected.

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Excluded from the definition of Personal and Related Accounts are discretionary accounts (i.e., accounts over which a person or entity other than the Covered Employee or his or her Related Persons (a “Manager”) has absolute discretion). Such excluded discretionary accounts are only accounts in which the Manager has been given advance authority to effect trades on behalf of the customer without prior consultation with or approval by the customer. Obviously, the customer would not be in a position to know that a trade has been effected until it has been completed. On the other hand, if a Manager consults with the customer for advice or approval before effecting the trade, the account is not truly discretionary and the procedures detailed below will apply to such Personal or Related Account.

B.Policy Prohibiting the Misuse of Material Non-Public Information

Although Covered Employees must guard all confidential information scrupulously, the following restrictions apply in connection with possession of material non-public information.

1.No Covered Employee shall disclose (tip) material non-public information to anyone, including, without limitation, family members, friends or acquaintances, employees or others, other than those who need to know such information generally because of their activities on behalf of Icahn Enterprises or other Icahn Affiliates. You also may not discuss Icahn Enterprises or Icahn Affiliates in connection with their non-public material trading-related information or activities in an internet “chat room” or similar internet-based forum.

2.No Covered Employee shall effect or recommend or influence transactions in a security for his Personal Account or a Related Account while in possession of material non-public information relating to that security or issuer.

3.Icahn Enterprises does not recommend particular securities. Underscoring this general rule, no Covered Employee shall recommend or influence transactions in a security by anyone.

4.Again, when in doubt whether any specific information is material or non-public, or if a Covered Employee has any other questions, the Chief Compliance Officer should be consulted before any action is taken that would fall under the foregoing restrictions.

For the avoidance of doubt, (i) any trading by a Covered Employee or a Related Person for a Personal Account or a Related Account in a security that is held by, or under consideration for purchase or sale by, any Icahn Affiliate (a “Covered Security”), or any option or other derivative instrument the value of which is determined by reference to a Covered Security (a “Covered Derivative”), is subject to this Policy Statement and (ii) any unauthorized disclosure by a Covered Employee or a Related Person of material non-public information regarding a Covered Security, a Covered Derivative or an issuer of a Covered Security is strictly prohibited by this Policy Statement.

Further, Covered Employees should be aware that, to the extent that a Covered Employee or Related Person owns any Covered Security or Covered Derivative at the time that any Icahn Affiliate first purchases or sells such Covered Security or Covered Derivative or begins consideration of a purchase or sale program related thereto, such Covered Employee or Related Person may be restricted from any and all trading in such Covered Security or Covered Derivative until such time as the Chief Compliance Officer has determined that no Icahn Affiliate (i) owns such Covered Security or Covered Derivative, (ii) is engaged in a purchase or sale program relating to such Covered Security or Covered Derivative or (iii) is considering any such purchase, sale or program.

C.Pre-clearance Regarding Personal and Related Accounts Investment

The Chief Compliance Officer has a “Restricted List” against which all proposed securities transactions in Personal and Related Accounts must be checked and cleared. Securities will be placed on the Restricted List for a variety of reasons which may include, but not be limited to, an Icahn Affiliate having an interest in an issuer or an Icahn Affiliate having material non-public information about an issuer. For example, a security may be placed on the list if any Icahn Affiliate is in possession of material non-public information about the issuer or if its proprietary activities may constitute material non-public information.

Before purchasing or selling any security traded on a securities exchange or in the over-the-counter market, in a private transaction or otherwise, for a Personal or Related Account, a Covered Employee must send an email or phone inquiry to the Chief Compliance Officer. This inquiry must include:

•	the name of the inquiring person,
•	the name of the subject company, and
•	the type of transaction (e.g. purchase, sale, short sale, or derivative transaction).

Notwithstanding the foregoing, pre-clearance is not required for purchases or sales of open-end mutual funds, index funds, exchange traded funds, government and agency securities, cash equivalents, commodities, Bitcoin and/or other cryptocurrencies designated by the SEC as not being “securities”, unless you are an Investment Team, Legal Team or IEP Team member. However, the Firm shall not be restricted in any manner with respect to the establishment in the future of pre-clearance requirements for any or all of such funds, securities or instruments (i.e., a Covered Employee who has established a position in any such funds, securities or instruments at a time when no-preclearance was required may nevertheless be required in the future to obtain pre-clearance in order to dispose of any such position). The proscription of trading while in possession of material, non-public information remains applicable at all times to such securities, even in the absence of an obligation to seek pre-clearance.

In accordance with the terms of the “Icahn Enterprises L.P. Personal Investing Supplement” (see below), Investment Team, Legal Team and IEP Team members must pre-clear purchases and sales of index funds and exchange traded funds (including such funds that hold or reference commodities, currencies, Bitcoin and/or other cryptocurrencies designated by the SEC as not being “securities”) and the establishment of short positions in certain funds, securities or instruments and are subject to other restrictions set forth in such Supplement.

After receiving the inquiry, the Chief Compliance Officer will check the inquiry against the Restricted List and if the name of the subject company does not appear on the list, the Chief Compliance Officer will promptly advise the inquiring person that Icahn Enterprises has no prohibition on the purchase or sale of the company’s securities; provided, however, that if the Chief Compliance Officer believes that a proposed trade may otherwise be inconsistent with the interests of the Funds, he may consult with the Law Department and it is possible that such trade may not be cleared. The inquiring person will be free to effect his or her contemplated transaction within two calendar days after clearance is received (assuming, of course, that the individual has not become privy to material non-public information concerning the subject company from other sources), provided, however, that the Chief Compliance Officer may revoke any such clearance prior to the expiration of such two day period (to the extent not already executed by the Covered Employee) if the security that was cleared was subsequently added to the Restricted List or the Chief Compliance Officer determines that circumstances have changed and such clearance is inconsistent with the interests of the Funds prior to the expiration of such two days. If the inquiring person fails to effect the transaction for any reason within two days after the date of clearance, then he or she will be required to make a new inquiry of the Chief Compliance Officer concerning the subject company before effecting a transaction in the securities on that company at any later date. It is possible that circumstances may have changed after the date of the initial inquiry so that trading in the securities of the subject company has become prohibited.

In contrast, if the name of the company appears on the Restricted List the Chief Compliance Officer will double check to see if a prohibition exists on effecting transactions in securities of such company. If the determination is made that a prohibition exists, such determination is final and the inquiring person shall not trade in the security at that time. Nor shall the inquiring person disclose that the prohibition exists, as this in and of itself is confidential and could be material non-public information subject to the policies stated above. Clearance may be obtained (if still desired) through subsequent inquiries when the security is no longer on the Restricted List.

Any exception to the above policy will require the approval of the Chief Compliance Officer as well as the General Counsel. You should not expect that any exceptions will be granted. If exceptions are granted it will only be in unusual circumstances and only at the sole discretion of those individuals, which may involve consultation with Mr. Icahn. Any such exception may be subject to specific conditions, the imposition of which shall be at the sole discretion of the above individuals.

D.Required Information With Respect To Personal, Related and Discretionary Accounts

All Covered Employees are required to provide up-to-date information as to any Personal and Related Accounts by filling out the attached form entitled “Personal, Related and Discretionary Accounts Information Statement”, and returning it together with the “Acknowledgement Form” to the Chief Compliance Officer. Each Covered Employee must submit an updated form whenever a new Personal, Related or Discretionary Account is opened and/or a previous account is closed. In addition, each Covered Employee must arrange to have duplicate monthly statements and duplicate confirmations of all activities in the Personal and Related Accounts (including all activities in Covered Securities, as well as in open end mutual funds, index funds, exchange traded funds, government and agency securities, cash equivalents, commodities, Bitcoin and/or other cryptocurrencies) sent to the Chief Compliance Officer.

Although discretionary accounts (i.e., accounts over which a Manager has absolute discretion) of the Covered Employee and Related Persons are excluded from the definition of Personal and Related Accounts (i.e., clearance need not be obtained from the Chief Compliance Officer prior to trading in such accounts), duplicate monthly statements and duplicate confirmations of all activities in such accounts must nevertheless be sent to the Chief Compliance Officer. Please note that any costs associated with having any such statements sent to the Chief Compliance Officer are the responsibility of the Covered Employee.

In the event that any broker or custodian cannot or will not make arrangements to send any statements described above, the Covered Employee shall be responsible for sending copies of all statements to the Compliance Officer no less frequently than on a monthly basis. All such statements should be sent by email to ****.

E.Special Provisions Relating To Positions Held By New Employees

Promptly upon a person becoming a Covered Employee (whether by becoming an employee of an Icahn Affiliate or any existing employee who becomes subject to this Policy Statement), such person shall provide to the Chief Compliance Officer a list of all securities owned by such person. If the Chief Compliance Officer determines that any such security is on the Restricted List, he may require such person (based on the standards set forth above in Part II.C above) to undertake in writing, within two (2) business days following the date of hire (or within two (2) business days following the date such employee became subject to this Policy Statement), or such later time as may be determined by the Chief Compliance Officer, to either (i) dispose of the entire position in such security prior to such date or (ii) hold the position in such security until such time as the issuing company no longer appears on the Restricted List (during which time no transactions in such security shall be permitted under any circumstances unless approved in advance in writing by the Chief Compliance Officer).

F.Special Provisions Relating to Icahn Enterprises L.P. (IEP)

In accordance with the Icahn Enterprises L.P. Policy on Blackout Periods, Covered Employees may not buy or sell IEP securities (or make any election that distributions be re-invested in IEP securities) during the period that begins at the end of the last trading day of the last month of each fiscal quarter of IEP and ends one full trading day after the release of IEP’s earnings for that quarter. Additional blackout periods may also be imposed from time to time in connection with specific material developments and these trading blackouts may or may not be announced. If not previously announced, an individual will be informed of the blackout when he or she contacts the Compliance officer or the General Counsel to seek clearance for a transaction.

The Chief Compliance Officer may, but is under no obligation to, inform Covered Employees when the IEP trading window opens or closes.

Note that the restrictions imposed in connection with IEP blackout periods are in addition to the normal restrictions set forth in this Insider Trading Policy. Covered Employees are still required to obtain prior clearance from the Chief Compliance Officer or the General Counsel before he or she or a Related Person makes any purchases or sales of IEP securities. Such approval will only be valid for trading on the day approval has been granted.

Duplicate monthly statements and duplicate confirmations of all activities in accounts holding IEP securities must also be sent directly to the Chief Compliance Officer.

A copy of the Icahn Enterprises L.P. Policy on Blackout Periods is available on the Firm’s intranet site located at: ****.

H.Dividend Re-Investment (for all Securities)

Making an election to re-invest cash dividends in stock (and cancelling any such election) should be viewed in the same way as buying or selling shares. Making a standing election to re-invest dividends or cancelling a standing election to re-invest dividends must be pre-cleared by the

Chief Compliance Officer. If a security is restricted or otherwise subject to a blackout period, no change in election will be approved.

III.REPORTING VIOLATIONS

The improper use or unauthorized disclosure of material non-public information and/or breaches of this Policy can inflict great damage upon Icahn Enterprises and its employees. Therefore, it is an obligation of every Covered Employee who becomes aware of such improper use or disclosure of material non-public information or material breaches of this Policy Statement promptly to communicate the relevant facts to the Chief Compliance Officer.

IV.RUMORS

From time to time rumors circulate concerning companies in which Icahn Affiliates allegedly make or are making investments. It is the general policy of all Icahn Affiliates not to comment on market rumors. If market rumors are brought to the attention of Covered Employees, you are not to comment on them. Please advise the Chief Compliance Officer immediately if someone tries to elicit a response from you concerning a market rumor related to an Icahn Affiliate.

V.CONSEQUENCES OF VIOLATING POLICY

The Chief Compliance Officer will carefully monitor the compliance with this Policy Statement. Violations of this Policy will be grounds for discharge or other disciplinary action, depending on the circumstances of the particular violation. Disciplinary action will also be taken against those Covered Employees who have knowledge of a violation of this Policy Statement but fail to report the violation and against those who withhold relevant and material information concerning a violation of this Policy Statement.

VI.ACKNOWLEDGMENTS

Updated versions of this Policy Statement will be distributed to Covered Employees periodically. Each time that a new version of this Policy Statement is distributed, each Covered Employee, as a condition of such Covered Employee’s continued employment, will be deemed to have made the following representations, warranties and covenants to, and for the benefit of, Icahn Enterprises and each of the Icahn Affiliates. Any questions regarding, or objections to, the following representations, warranties and covenants should be communicated to the Chief Compliance Officer in writing.

I acknowledge that I have received the above Policy Statement. I have read and understand the Policy Statement. If I had any questions concerning the Policy Statement and my responsibilities under the Policy Statement, I have raised them with the Chief Compliance Officer and received satisfactory answers to my questions.

I hereby give my consent and authorize Icahn Enterprises and each of the Icahn Affiliates, at any time and from time to time, to conduct investigations to the extent permitted by law of my employment history and other personal information that

Icahn Enterprises (or such Icahn Affiliate) may deem relevant, using background checks and other methods, without further notification to me.

I understand that any violation(s) of the Policy Statement is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Policy Statement.

I hereby acknowledge and agree that, during the term of my employment with Icahn Enterprises and/or the Icahn Affiliates and at all times thereafter, I shall hold in a fiduciary capacity, for the benefit of Icahn Enterprises and the Icahn Affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of Icahn Enterprises and the Icahn Affiliates, and their respective business as, (i) obtained by me at any time during my employment by Icahn Enterprises or the Icahn Affiliates and (ii) not otherwise in the public domain (“Confidential Information”).

Without limiting anything contained above, I agree and acknowledge that all personal and not otherwise public information about Icahn Enterprises and the Icahn Affiliates, and any of their respective officers, directors or agents (including but not limited to Carl C. Icahn, his family members and his and their affiliates) (collectively, the “Related Persons”), including, without limitation, their respective investments, investors, transactions and historical performance, shall constitute “Confidential Information” for purposes hereof. I also agree to keep confidential and not to make or publish in any media or communication method whatsoever (including, without limitation, through any book, article, blog or other publication) any Confidential Information relating to Icahn Enterprises, the Icahn Affiliates or the Related Persons, except as required by law or legal process, and not to disclose any Confidential Information to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like. I also agree not to make or publish any statement or comment for public disclosure, with respect to the Confidential Information of Icahn Enterprises, the Icahn Affiliates or the Related Persons, except as required by law or legal process.

I will not, without the prior written consent of Icahn Enterprises (which may be granted or withheld in its sole and absolute discretion): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate, divulge or otherwise disclose any Confidential Information to anyone other than Icahn Enterprises and those designated by Icahn Enterprises (it being understood that disclosures that would be afforded “whistleblower protection” under Section 806 of the Sarbanes-Oxley Act of 2002, Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law are permitted and it is Icahn Enterprises’ policy not to retaliate against Employees making such disclosures); or (ii) use any Confidential Information for any purpose other than the performance of my duties as an employee of Icahn Enterprises or the Icahn Affiliates. I will assist Icahn Enterprises, at Icahn Enterprises’ expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to clause (i) of the foregoing sentence.

I hereby certify for the benefit of Icahn Enterprises and the Icahn Affiliates (and I understand that Icahn Enterprises and the Icahn Affiliates are continuing my employment in reliance on my certifications) that: (i) I have not at any time during the course of my employment with Icahn Enterprises or the Icahn Affiliates taken any action, directly or indirectly, in violation of the prohibitions set forth in the foregoing paragraph; (ii) I understand that if at any time it is discovered that my certification in the foregoing item (i) was not completely truthful I may be subject to immediate dismissal and potential civil and criminal liabilities; and (iii) I shall, and hereby do, indemnify and hold harmless Icahn Enterprises and the Icahn Affiliates for any and all losses and expenses (including, without limitation, all fees and expenses of their attorneys) they may incur at any time as a result of (a) any inaccuracies in my certification set forth in the foregoing item (i) or (b) any action taken, directly or indirectly, by me in violation of the prohibitions set forth in the foregoing paragraph.

In no event will I, during or after my employment with Icahn Enterprises or the Icahn Affiliates, disparage Icahn Enterprises, the Icahn Affiliates or any of the Related Persons.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, intellectual property and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by me, alone or with others, during the term of my employment with Icahn Enterprises and/or the Icahn Affiliates, whether or not patentable and whether or not on Icahn Enterprises’ time or with the use of Icahn Enterprises’ facilities or materials, shall be the property of Icahn Enterprises and shall be promptly and fully disclosed by me to Icahn Enterprises. I shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Icahn Enterprises) to vest title to any such Inventions in Icahn Enterprises and to enable Icahn Enterprises, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

With respect to my service, if any, as a director of any Controlled Company and/or Portfolio Company, I hereby acknowledge and agree that: (i) I shall not be entitled to any cash or equity compensation for service as a director of a Controlled Company; (ii) if I serve as a director of a Portfolio Company and such Portfolio Company subsequently becomes a Controlled Company, then I shall immediately

(1) cease to be entitled to further cash compensation for service as a director of such entity and (2) forfeit any unvested equity grants issued by such entity; (iii) I shall resign from the boards of all Controlled Companies and Portfolio Companies immediately upon (1) the request of Icahn Enterprises and (2) the cessation of my employment with Icahn Enterprises for any reason (unless Icahn Enterprises requests otherwise); (iv) I shall comply with all policies applicable to directors of Controlled Companies and/or Portfolio Companies (including policies pertaining to the trading of securities issued by such entities), as applicable; (v) those policies will continue to apply to my transactions in securities issued by Controlled Companies and/or Portfolio Companies, as applicable, even after the cessation of my employment with Icahn Enterprises; and (vi) if I am in possession of material non-public information when my employment terminates, I may not trade in such securities until that information has become public or is no longer material.

I hereby acknowledge that my covenants set forth above are reasonable and necessary for the protection of Icahn Enterprises and are not unduly burdensome to me. I further acknowledge that Icahn Enterprises will be irreparably harmed if such covenants are not specifically enforced. Accordingly, I agree that, in addition to any other relief to which Icahn Enterprises may be entitled, including claims for damages, Icahn Enterprises shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining me from an actual or threatened breach of such covenants.